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                                                                   EXHIBIT 10(N)

January 25, 1994

Mr. Isaac Stein
Waverley Associates
525 University Avenue
Palo Alto, CA 94301

Dear Isaac:

     Thank you for taking on the responsibility of chairing the Board oversight committee for Raynet. Your compensation for chairing this effort will be $25,000 per year. In addition, you will receive a one time stock option grant of 10,000 shares in Raychem Corporation, subject to approval of the Board of Directors at the upcoming meeting.

     Given the current situation at Raynet, we would like you to spend a considerable amount of time as a consultant in addition to the committee meetings and obligations. Your duties will include consulting with Raynet management and Raychem management concerning financing alternatives and other Raynet related issues. Waverley Associates Inc. ("Waverley") has agreed to hold you available up to 20% of your time for these duties. Waverley will receive a retainer at the rate of $32,000 per quarter, commencing January 1 1994, for this assignment, against a fee of $3,000 per day. The arrangement will initially run until December 31, 1994, and we will then review it quarterly in advance to insure it is working as we intend. Waverley will receive a customary indemnity from Raychem for these consulting services covering liabilities and expenses, including costs of defense.

     Please sign and return the enclosed copy of this letter to confirm this arrangement, subject to Board approval at the upcoming meeting.

Very truly yours,
/s/ PAUL COOK
- ------------------------------------------------------
Paul M. Cook

Read and Agreed to
/s/ ISAAC STEIN
- ------------------------------------------------------
Isaac Stein
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                                                                   EXHIBIT 10(O)

                              CONSULTING AGREEMENT

     This Consulting Agreement is entered into as April 18, 1994, between Raynet Corporation, a California corporation having its principal place of business at 155 Constitution Drive, Menlo Park, California 94025, and Robert M. Halperin ("Consultant"), an individual having a home address of 80 Reservoir Road, Atherton, California 94027.

     Consultant is a retired executive of Raychem Corporation (the parent of Raynet Corporation) whose consulting services are desired by Raynet Corporation, and Consultant wishes to offer such services. The parties therefore agree as follows:

     1.  Services.

     Consultant shall provide advice and counsel to Raynet Corporation, its parent, and affiliated companies (collectively, "Raynet") principally in connection with effecting a smooth transition in the sales, marketing and recruiting functions at Raynet, as requested by the Chief Executive Officer of Raynet Corporation or Robert J. Saldich. Consultant shall be available on a 20% time basis to fulfill his obligations under this Agreement.

     2.  Compensation.

     (a) Retainer. For the period from the date hereof through December 31, 1994, Consultant shall receive a retainer of $12,500 per each month of this Agreement, payable monthly in arrears, for the services described in Section 1 above. For the period from January 1, 1995 through November 30, 1995, Consultant shall receive a retainer of $6,250 per month, payable in the same manner.

     (b) Expenses. Raynet shall reimburse Consultant for reasonable expenses incurred in connection with the services provided under this Agreement. All expenses shall be substantiated by appropriate receipts.

     (c) Office and Secretary. From April 18, 1994 through June 30, 1994, Raynet shall provide to Consultant his current office and a secretary on Raynet promises. On or before June 30, 1994, Consultant shall vacate his office at Raynet. Raynet shall reimburse Consultant for (i) reasonable amounts paid to relocate Consultant's office to another location and (ii) for the rent and common area maintenance charges on an equivalent amount of space as Consultant currently occupies and for the cost of secretarial services in an amount not to exceed to the current cost of providing a secretary to Consultant. The reimbursement for rent and common area maintenance charges secretarial costs shall be at a rate of 100% for the period from July 1, 1994 through December 31, 1994 and at a rate of 50% for the period January 1, 1995 through November 30, 1995. Payment by Raynet shall be made within 10 business days of the submission of an invoice for the covered expenses. Raynet shall not be responsible for the costs of an office or secretarial services for Consultant following November 30, 1995.

     (d) Fringe Benefits. From the date hereof through December 31, 1994, Raynet shall provide Consultant with a car, life insurance, health insurance, and other standard fringe benefits under Raynet's standard benefit provisions in effect on April 18, 1994 (excluding any additional accrual of benefits under the Raychem Pension Plan and Supplemental Executive Retirement Plan). Such benefits shall be premised on a base compensation of $500,000 per year. Commencing January 1, 1995, the only fringe benefit that Raynet shall be required to provide Consultant is health insurance. Consultant shall be permitted to purchase life insurance and his car in accordance with normal company policies at the end of 1994. In the event that this Agreement is assumed by Raychem pursuant to Section 10 hereof, Consultant shall receive comparable benefits under Raychem's fringe benefit plans on the same basis.

     3. Independent Contractors.

     The relationship of Raynet and Consultant established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall give Raynet the right to control the day-to-day affairs of Consultant or allow Consultant to create or assume any obligation on behalf of Raynet. Consultant

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shall be directly responsible for payments to satisfy Consultant's obligations under all tax laws of every kind, workers' compensation laws, disability and unemployment insurance laws, and the Social Security Act. Raynet shall not withhold taxes or any other payroll deductions from any payments made to Consultant.

     4. Inventions.

     All inventions, improvements, know-how, processes, and techniques that result from work performed by Consultant for Raynet or from access to Raynet Proprietary Information (as defined below) or property ("Inventions") shall be the property of Raynet. Consultant shall promptly disclose all Inventions in writing to Raynet. Consultant hereby assigns to Raynet, without consideration beyond that set forth in Section 2 above, Consultant's entire interest in all Inventions, and Raynet shall be the sole owner of all patents and proprietary rights. Consultant shall assist Raynet (at Raynet's expense) in obtaining and enforcing patents and other forms of trade secret protection on Inventions. "Proprietary Information" means all information related to Raynet's business unless (a) the information is publicly known through lawful means, or (b) the information was rightfully in Consultant's possession prior to the execution of this Agreement. Consultant hereby represents and warrants to Raynet that Consultant has no obligation to any third party that precludes or encumbers Consultant's right to assign to Raynet the full and exclusive right, title, and interest in and to all inventions.

     5. Copyright.

     All writings (including photographs) and other copyrightable material produced by Consultant or Raynet in relation to this Agreement shall be the sole property of Raynet, and Raynet shall have the exclusive right to copyright such writings (including photographs) and other copyrightable material. Consultant hereby assigns to Raynet all original works of authorship that are produced by Consultant (solely or jointly with others) within the scope of this Agreement and that are protectable by copyrights.

     6. Confidentiality.

     Consultant shall hold in confidence all of Raynet's Proprietary Information and all proprietary information entrusted by third parties to Raynet. Consultant shall not disclose, use, copy, publish, summarize, or remove from Raynet's premises any such Proprietary Information except as necessary to carry out Consultant's responsibilities under this Agreement.

     7. Information from Consultant.

     Consultant shall not disclose to Raynet any information that Consultant deems to be confidential or with respect to which Consultant has a confidential obligation to any third party. Raynet shall not be obligated to retain in confidence any information received from Consultant.

     8. Non-Competition.

     Consultant agrees that he will not, during the period in which he receives compensation under this Agreement, serve as a consultant to or employee of any entity engaged in the design, development, use, manufacture, or sale of any product or product line that is competitive with any product or product line manufactured or sold by Raynet or Raychem.

     9. Term and Termination.

     (a) Term. This Agreement shall remain in effect until November 30, 1995 and may not be earlier terminated (even upon the death of Consultant), except by the mutual agreement of both parties.

     (c) Survival of Provisions. The provisions of Sections 2 (for any amounts due but not yet paid on termination), 3, 4, 5, 6, 7, 9, and 10 of this Agreement shall survive the termination of this Agreement for any reason.

     10. General.

     (a) Entire Agreement. This Agreement is the entire agreement between the parties and supersedes any and all prior agreements between the parties with respect to the services described by this Agreement. This

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Agreement shall not, however, limit or diminish (i) the fiduciary responsibility of Consultant for so long as he serves as a director of Raychem Corporation, or
(ii) the standard compensation received by Consultant for his services as a non-employee director of Raychem. Consultant is presently a director and Chairman of the Board of Raynet. Consultant agrees that he will resign as a director and Chairman of Raynet on or before June 30, 1994.

     (b) Assignment. Neither party shall assign any right or obligation described in this Agreement without the other party's prior written consent. In the event of a sale or other disposition of the stock or business of Raynet, Raychem shall automatically assume the obligations of Raynet under this Agreement.

     (c) Limitation of Liability; Indemnification. In no event shall Raynet be liable to Consultant for any business expense (except as specifically set forth in Section 2 above), loss or profits and goodwill, or incidental, consequential, or indirect damages, however caused. Raynet agrees that it will indemnify Consultant to the fullest extent permitted by California law, consistent with the provisions of the Bylaws of Raynet and any indemnity agreements between Raynet and its officers and directors.

     (d) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed within the State of California.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RAYNET CORPORATION                                CONSULTANT
             /s/ ROBERT KELSCH                    /s/ R.M. HALPERIN
Signature                                         Robert M. Halperin
                   Robert
  Kelsch
Print Name
                      President
Title

     The undersigned Raychem Corporation, the parent of Raynet Corporation, hereby guarantees performance of the foregoing agreement by Raynet Corporation.

                                            RAYCHEM CORPORATION

                                                    /s/ ROBERT J. SALDICH
                                            Signature

                                                      Robert J. Saldich
                                            Print Name

                                                      President and CEO
                                            Title

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